EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference of our firm under the caption "Experts" in the Amendment No. 5 to Form S-3 on Form S-1 to the Registration Statement (No. 333-37962) and related prospectus of eGlobe, Inc. for the registration of its common stock and to the inclusion of our report dated February 25, 2000, except for the information in the first paragraph of Note 19 of eGlobe, Inc.'s financial statements as to which the date is October 25, 2000, with respect to the consolidated financial statements of Trans Global Communications, Inc. and subsidiaries included in eGlobe, Inc.'s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 22, 2000.



                                        ERNST & YOUNG LLP

New York, New York
November 9, 2000